EXHIBIT 99

SUPERIOR BANCORP BUILDS EQUITY CAPITAL
COMPLETES EXCHANGE OF TARP SECURITIES
WITH U. S. TREASURY

Birmingham, AL, December 14, 2009:  Superior Bancorp (NASDAQ: SUPR) today announced that it had completed an exchange of $69 million of its Preferred Stock held by the U. S. Treasury for an identical amount of Superior's newly issued Trust Preferred Securities.  As a result of this exchange transaction, Superior will record an accounting gain of approximately $22.5 million after tax, reflecting the net benefit of the favorable interest rate terms of the newly issued Trust Preferred Securities compared to current market rates.  On a pro forma basis, this accounting gain will increase Superior's tangible common equity by approximately $1.93 per common share outstanding to $15.22 per share as of September 30, 2009, and the Corporation’s tangible common equity ratio will increase from 5.08% to 5.81%.  Attached is a schedule reconciling the foregoing data to GAAP data.

The interest rate on the Trust Preferred Securities is initially five percent resetting to nine percent on February 15, 2014 as was the case with the original Preferred Stock.  The Preferred Stock, which is being retired, was sold to the U. S. Treasury in December 2008 under its Capital Purchase Program ("CPP" or “TARP”).  Warrants to purchase approximately 1.9 million shares of Superior's Common Stock at $5.38 per share that were acquired by the U.S. Treasury under the CPP will remain outstanding.

This exchange is the first step in a multi-phased program being undertaken by Superior to increase its equity capital base.  At September 30, 2009, Superior Bank had capital ratios well in excess of those necessary to maintain “well capitalized” status, with a Total Risk Based Capital Ratio of 11.27%, and a Core Capital Ratio of 8.32%.

Stan Bailey, CEO of Superior Bancorp, said, “While Superior has always maintained capital ratios that are far in excess of regulatory ‘well capitalized’ requirements, we believe that the uncertain economic environment in which we find ourselves warrants taking advantage of every opportunity to strengthen our common equity.  This first step is non-dilutive, relatively simple to accomplish, and sets the stage for other measures as necessary.  Our goal in this process is to build a capital base at Superior that is unassailable, and puts us in the position of being able to be a leader in the recovery of the economy in both of our key markets – Florida and Alabama.”

Superior received approval for an increase in authorized shares from 20 million to 200 million at a shareholders' meeting held on November 19, 2009.

Keefe, Bruyette & Woods served as an advisor to Superior Bancorp in this transaction.

About Superior Bancorp

Superior Bancorp is a $3.2 billion thrift holding company headquartered in Birmingham and the second largest bank holding company in Alabama. The principal subsidiary of Superior Bancorp is Superior Bank, a southeastern community bank that currently has 72 branches, with 44 locations throughout the state of Alabama and 28 locations in Florida.  Superior Bank also operates 23 consumer finance offices in North Alabama as 1st Community Credit and Superior Financial Services.

 The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Some of the disclosures in this release, including any statements preceded by, followed by or which include the words  “may,” “could,” “should,” “will,” “would,” “hope,” “might,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “assume,” “goal” or similar expressions constitute forward-looking statements. These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements and other information with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including our expectations and estimates with respect to our revenues, expenses, earnings, return on equity, return on assets, efficiency ratio, asset quality, the adequacy of our allowance for loan losses and other financial data and capital and performance ratios. Although we believe that the expectations reflected in our forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond our control). Such forward looking statements should, therefore, be considered in light of various important factors set forth from time to time in our reports and registration statements filed with the SEC. The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations and other forward-looking statements: (1) the strength of the United States economy in general and the strength of the regional and local economies in which we conduct operations; (2) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (3) inflation, interest rate, market and monetary fluctuations; (4) our ability to successfully integrate the assets, liabilities, customers, systems and management we acquire or merge into our operations; (5) our timely development of new products and services in a changing environment, including the features, pricing and quality compared to the products and services of our competitors; (6) the willingness of users to substitute competitors’ products and services for our products and services; (7) the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; (8) our ability to resolve any legal proceeding on acceptable terms and its effect on our financial condition or results of operations; (9) technological changes; (10) changes in consumer spending and savings habits; (11) the effect of natural disasters, such as hurricanes, in our geographic markets; (12) regulatory, legal or judicial proceedings; (13) the continuing instability in the domestic and international capital markets; (14) the effects of new and proposed laws relating to financial institutions and credit transactions; and (15) the effects of policy initiatives that have been and may continue to be  introduced by the new Presidential administration and related regulatory actions.

Superior Bancorp disclaims any intent or obligation to update forward-looking statements.

More information on Superior Bancorp and its subsidiaries may be obtained over the Internet, http://www.superiorbank.com, or by calling 1-877-326-BANK (2265).

COMPANY CONTACT:

Jim White, Chief Financial Officer, (205) 327-3656

Table 1 - Reconciliation of Non-GAAP Measures

	September 30, 2009
	Historical	Proforma
Reconciliation of Shareholders Equity to Tangible Equity

Total shareholders equity (GAAP)	$244,730	$203,350
Less:

Preferred issuance	(63,868)	-

Intangible assets	(17,784)	(17,784)

Tangible equity (Non-GAAP)	$163,078	$185,566

Total assets (GAAP)	$3,226,570	$3,212,938

Less: intangible assets	(17,784)	(17,784)

Total tangible assets (Non-GAAP)	$3,208,786	$3,195,154

Tangible equity to tangible assets	5.08%	5.81%

Reconciliation of Shareholders Equity to Tangible Common Equity

Total shareholders equity (GAAP)	$244,730	$203,350
Less:

Liquidation value of preferred stock	(63,868)	-

Warrants	(8,646)	(8,646)

Intangible assets	(17,784)	(17,784)

Tangible common equity (Non-GAAP)	$154,432	$176,920
Common shares outstanding	11,624	11,624
Tangible book value per share (Non-GAAP)	$13.29	$15.22

Management believes these Non-GAAP measures provide critical metrics with which to analyze and evaluate financial condition and capital strength.